Exhibit 99.1

Behringer Harvard Announces Sale Of Dallas Office Property

DALLAS, August 15, 2006 — Behringer Harvard announced today that it has sold an office building in the dynamic Uptown submarket of Dallas.

Behringer Harvard Short-Term Opportunity Fund I LP bought the five-story office building at 1909 Woodall Rodgers Freeway, along with an adjacent seven-lane bank drive-through facility and a 1.6 — acre development site, in February 2004.  As previously reported, the development site was sold in a stand-alone transaction in April 2005.

“This transaction further demonstrates the fund’s ability to create value over the short-term,” said Robert M. Behringer, chairman and CEO of Behringer Harvard. “We’re pleased that this sale will soon provide us with a second opportunity to provide an early capital distribution to investors in this fund.”

Located in the fashionable Uptown district just north of the central business district (CBD), the property is adjacent to the area slated for construction of Woodall Rodgers Park, a five-acre urban green space that will connect Uptown, the Dallas CBD and the Arts District.

Behringer Harvard Short-Term Opportunity Fund I LP is a publicly registered fund with a defined holding period of three to five years. It was among the first programs offered by Behringer Harvard. When the fund closed to new investment in February 2005, investments in it were about $109 million. Offering proceeds were invested in seven wholly owned properties and five properties owned through investments in partnerships and joint ventures. The fund’s asset portfolio includes office buildings, a retail center, a suburban call center, and land planned for condominium and residential developments.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Short-Term Opportunity Fund I LP that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Short-Term Opportunity Fund I LP. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts

Katie Myers Richards/Gravelle katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Communications Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312